Questions and Answers
about the Genesco and The Finish Line Announcement
General/Transaction Q&A
1.	What is the strategic rationale for this transaction for Genesco?
•	Following a review of our strategic alternatives, our Board of Directors believes that this transaction is in the best interests of our shareholders.

•	The two businesses are highly complementary, and there is a strong cultural fit.

•	The combined company will have a strong competitive position across multiple footwear and apparel categories, including athletic, sport casual, lifestyle, brown shoe and headwear.
2.	What are the terms of the transaction?
•	The Finish Line will acquire all of the outstanding common shares of Genesco for $54.50 per share in cash, for a total transaction value of approximately $1.5 billion.

•	The offer price represents a premium of 37.7% over the average price of Genesco’s stock for the three months ended March 9, 2007, the date before we believe the stock price began to reflect reports of possible takeover interest in the company.
3.	How will Finish Line finance the transaction?
•	The Finish Line has stated that it expects the transaction to be funded primarily with up to $1.6 billion in financing arranged by UBS Securities LLC, consisting of a Revolving Credit Facility, a Senior Secured Term Loan and a Senior Bridge Facility.

•	Following the transaction, The Finish Line believes its strong cash flow from operations will allow it to reduce its net debt and fully fund its growth initiatives.
4.	What are the conditions to close? What regulatory and anti-trust approvals are necessary?
•	The transaction is subject to approval by Genesco shareholders and the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•	The transaction is not subject to any financing conditions.
5.	When is the transaction expected to close?
•	The transaction is expected to close in Fall 2007.
6.	What is the break-up fee?
•	The break-up fee is approximately 3 percent of the enterprise value.

•	Additionally, under certain circumstances, we will reimburse The Finish Line for up to $10 million for documented expenses, in the event the agreement is terminated.

7.	How did the transaction come about?
•	The Board of Directors’ decision reflects the culmination of the Board’s decision to explore strategic alternatives to maximize shareholder value, including a possible sale of the Company.
8.	Who will run the new company?
•	Alan H. Cohen will remain Chairman and Chief Executive Officer of The Finish Line.

•	The Finish Line has said it welcomes Genesco’s management team and employees to The Finish Line and is confident that they will be an important part of the combined company’s success.
9.	Where will the new company be headquartered?
•	Upon the close of the transaction, Genesco will become a subsidiary of The Finish Line. The Company will be headquartered in Indianapolis, Indiana, and will maintain Genesco’s operations in Nashville, Tennessee.
10.	What will be the name of the new company?
•	The combined company will be called The Finish Line.
11.	Who were the advisers on the deal?
•	UBS Securities LLC served as financial advisor to the Board of Directors of The Finish Line in connection with the transaction. Peter J. Solomon Company also provided financial advisory services to the Finish Line Board, and Gibson, Dunn & Crutcher LLP is legal counsel.

•	Goldman, Sachs & Co. served as financial advisor to Genesco, and Bass, Berry & Sims PLC is legal counsel.
Genesco’s Operations/Employees
12.	Will Genesco’s CEO or other senior executives join The Finish Line?
•	While it is premature to discuss specifics, The Finish Line has said that it welcomes Genesco’s management team and employees to The Finish Line and is confident that they will be an important part of the combined company’s success.
13.	Will there be any changes to either company’s employee base as a result of the transaction?
•	This transaction is about growth, and The Finish Line has said that it does not expect significant changes to the workforce.

•	The Finish Line has said it expects the experience and insights of both Genesco’s and Finish Line’s employees to play a central role in the future of the new company.

14.	How will this merger affect employee benefits (medical, 401(k), disability plans, etc.)?
•	There will be no changes in the near-term. The merger agreement provides that employee benefits, including medical insurance, will continue at existing levels for at least a year after the transaction closes.
15.	Will there be further store closures?
•	Until the transaction closes, we remain separate companies and it will be business as usual.

•	We will continue to move forward with plans to close underperforming Underground Station and Hat World stores.
16.	Will there be any changes to Genesco’s business prior to the merger?
•	We will continue to operate our business as usual pending completion of the merger.
Employee Benefits
17.	What effect will this transaction have on this year’s EVA Incentive Plan?
•	This year’s incentive plan will remain in place.
18.	I have a positive “bank” balance in the EVA Incentive Plan. Is that at risk?
•	The bonus bank provisions of the EVA Incentive Plan will remain effective.
19.	I have stock options and restricted stock granted under the Company’s 1996 Stock Incentive Plan and/or the 2005 Equity Incentive Plan. What will this transaction mean for them?
•	Generally speaking, each share of the Company’s common stock (including restricted stock awards and shares obtained through option exercises) outstanding will be converted to the right to receive $54.50 in cash.

•	At closing, unexercised options will be converted to cash at that price less the exercise price of the options.

•	The merger agreement provides that all unvested options and restricted stock will vest immediately prior to the closing of the transaction.

•	Prior to the closing date, you will be provided additional information on tax withholding, any documentation that may be required from you, and other related issues.
20.	I am currently participating in the Employee Stock Purchase Plan (ESPP). What effect will the proposed transaction have on the ESPP?
•	In general, if the proposed transaction closes before the end of the current enrollment year (September 30), (i) amounts withheld from participants’ pay under the ESPP so far this enrollment year will be returned and (ii) you will be entitled to receive an additional payment (less any applicable withholding taxes) equal to (A) the number of shares that you would have purchased in accordance with the terms of the ESPP had the transaction not closed prior to September 30 (substituting the day prior to closing for September 30) multiplied by $54.50 less (B) the amount of the contributions returned to you as noted in (i) above.
•	Otherwise, participants will purchase the number of shares that normally would be purchased under the ESPP in accordance with its terms at the end of the enrollment year (September 30).
21.	What will happen to our medical plan when the transaction closes?
•	The merger agreement provides that employee benefits, including medical insurance, will continue at existing levels for a year after the transaction closes. After that, these benefits will be determined by the new owner.
22.	I am continuing medical insurance through Genesco as an early retiree. Will that change because of this transaction?
•	Your ability to continue medical insurance as an early retiree after the transaction closes will depend upon the policy of the new owner.
23.	I am continuing life insurance as a retiree. Will that change because of this transaction?
•	Generally, life insurance carried by a retiree is treated as a retirement benefit and protected by law.

•	There should be no change in retiree life insurance because of the transaction.
24.	How about the disability plan? Will it change when the transaction closes?
•	The merger agreement provides that employee benefits, including disability insurance, will continue at existing levels for a year after the transaction closes.

•	After that, these benefits will be determined by the new owner.
25.	I am a Genesco retiree. Are my benefits in the Genesco Retirement Plan secured?
•	A change in ownership of Genesco will not have an effect on the security of your benefits under the Retirement Plan.

•	Retirement Plan assets are held in trust, do not belong to the Company, and are protected by law.
26.	I am a Genesco retiree. Can my pension be cut?
•	A change in ownership will not have any impact on the pension that you are entitled to receive from the Retirement Plan.

•	The law will not allow Genesco, or its new owner, to reduce accrued benefits under the Retirement Plan.
27.	I am a Genesco retiree. If I have elected a survivor benefit will that be honored?
•	If you have elected a survivor benefit, that benefit must be honored.

•	The law will not allow Genesco, or its new owner, to eliminate a survivor benefit that you have elected to receive under the Retirement Plan.
28.	I am an active employee. I was a participant in the Retirement Plan prior to 1996 and thus, entitled to benefits under the part of the Plan that is referred to in the Summary Plan Description as the “Ten Year Average Plan.” What effect would the transaction have on this benefit?
•	A sale of Genesco will not have any impact on your right to receive any of your benefits from the Retirement Plan and the so called “Ten Year Average Plan.”

•	Thus, your vested benefits will be paid to you at the time provided for under the Retirement Plan.
29.	Is the benefit from the “Ten Year Average Plan” insured and secure?
•	All the benefits under the Retirement Plan are insured by the Pension Benefit Guaranty Corporation, up to a limit currently set at $4,125 per month (this amount may be reduced based upon your age at retirement).

•	This is in excess of the amount that almost all Retirement Plan participants will be entitled to receive under the Retirement Plan.

•	Also, neither Genesco nor the new owner own or have the right to use any of the funds in the Retirement Plan. Retirement Plan assets are held in trust, do not belong to the Company, and are protected by law.
30.	Can the benefits in the “Ten Year Average Plan” be reduced?
•	The benefits that you have accrued in the Retirement Plan cannot be reduced.

•	The law prohibits an employer from taking away benefits that have already been credited for a participant.
31.	What will be the effect of a transaction on the “Cash Balance Plan”?
•	A sale of Genesco will not take away your rights to any of the benefits that you have accrued in the Retirement Plan, including the part of the Retirement Plan that is referred to as the “Cash Balance Plan.”
32.	Will my benefit in the “Cash Balance Plan” continue to grow each year as it does now?
•	Under current law, your balance in the “Cash Balance Plan” will continue to increase each year at a certain rate.

•	Presently, the Retirement Plan calls for interest to be credited to your account equal to the lesser of 7% or the annual rate of interest on 30-year Treasury securities for the month of December that immediately precedes the Plan Year for which the rate applied.

•	The interest crediting rate can be changed in the future.
33.	Is the benefit from the “Cash Balance Plan” insured and secure?

•	All the benefits under the Retirement Plan are insured by the Pension Benefit Guaranty Corporation, up to a limit currently set at $4,125 per month (this amount may be reduced based upon your age at retirement).

•	This is in excess of the amount that almost all Retirement Plan participants will be entitled to receive under the Retirement Plan.

•	Also, neither Genesco nor the new owner own or have the right to use any of the funds in the Retirement Plan. Retirement Plan assets are held in trust, do not belong to the Company, and are protected by law.
34.	Could the benefits from the “Cash Balance Plan” be reduced?
•	The benefits that you have accrued in the Retirement Plan cannot be reduced.
35.	Can I roll my benefits in the “Cash Balance Plan” to the STEP Plan or an IRA?
•	Generally, you can roll your vested funds in the “Cash Balance Plan” to the STEP Plan or an IRA when you retire.

•	If you terminate employment prior to early retirement or normal retirement (as such terms are defined in the Retirement Plan) or you remain an active employee, your funds remain in the “Cash Balance Plan” and continue to earn interest.
36.	After the transaction closes, will the 401(k) contributions and Company match that are presently being made to the STEP Plan continue?
•	The new owner will decide whether to continue the STEP Plan, to adopt a new plan, or to transfer participants into another plan.

•	There is no requirement that a 401(k) Plan be offered.

•	However, the merger agreement provides that current levels of certain benefits, including the STEP Plan, will be continued for at least a year.

•	Vested amounts in the existing STEP Plan belong to the participant and are not assets of the Company or the new owner.
37.	Can I take my STEP Plan balance out of the STEP Plan now?
•	Generally, under the STEP Plan’s provisions, you may not withdraw the vested funds in your account unless your employment with the Company is terminated.

•	However, vested amounts in the STEP Plan belong to the participant and are not assets of the Company or of the new owner.
38.	I hold Preferred Stock, what should I do now?
Subordinated Serial Preferred Stock:
$2.30 Series 1:
Your shares are convertible into common stock and redeemable. The Finish Line has informed Genesco that it will call the $2.30 Series 1 shares for redemption following the completion of the transaction. If you do not convert before the redemption date, you will receive the redemption consideration of $40.00. If you exercise your right to convert into common stock prior to the closing of the transaction, you will receive approximately $45.42 per share of $2.30 Series 1 converted (subject to the completion of the transaction).
$4.75 Series 3:
Your shares are convertible into common stock and redeemable. The Finish Line has informed Genesco that it will call the $4.75 Series 3 shares for redemption following the completion of the transaction. If you do not convert before the redemption date, you will receive the redemption consideration of $100.00. If you exercise your right to convert into common stock prior to the closing of the transaction, you will receive approximately $114.74 per share of $4.75 Series 3 converted (subject to the completion of the transaction).
$4.75 Series 4:
Your shares are convertible into common stock and redeemable. The Finish Line has informed Genesco that it will call the $4.75 Series 4 shares for redemption following the completion of the transaction. If you do not convert before the redemption date, you will receive the redemption consideration of $100.00. If you exercise your right to convert into common stock prior to the closing of the transaction, you will receive approximately $82.57 per share of $4.75 Series 4 converted (subject to the completion of the transaction).
$1.50 Subordinated Cumulative Preferred Stock:
Your shares are redeemable but not convertible. The Finish Line has informed Genesco that it will call the $1.50 Subordinated Cumulative Preferred Stock shares for redemption following the completion of the transaction. On the redemption date you will receive $30 per share of $1.50 Subordinated Cumulative Preferred Stock per share of $1.50 Subordinated Cumulative Preferred Stock redeemed.
Employees’ Subordinated Convertible Preferred Stock:
Your shares are not currently redeemable but are convertible into either common stock or $1.50 Subordinated Cumulative Preferred Stock. If you exercise your right to convert into common stock, you will receive $54.50 per share of Employees’ Subordinated Convertible Preferred Stock converted (subject to the completion of the merger). The Finish Line has informed Genesco that it may commence a tender offer and consent solicitation for shares of Employees’ Subordinated Convertible Preferred at $54.50 per share that is conditioned on (i) the consummation of the merger and (ii) the tendering holders of the Employees’ Preferred Stock granting proxies to vote in favor of the merger and an amendment to the Genesco’s charter to allow for the redemption of the Employees’ Preferred Stock after the consummation of the merger at $54.50 per share. However, neither the making of nor consummation of the tender offer, nor the approval of Genesco’s shareholders of the charter amendment, is a condition to the closing of the merger for any party. Genesco’s Board has also agreed to recommend to the shareholders the approval of the charter amendment, effective upon the closing of the merger, that would make the Employees’ Subordinated Convertible Preferred Stock redeemable for $54.50 following the closing.

Important Additional Information and Where to Find It
In connection with the proposed merger, Genesco will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Genesco at the SEC website at http:// www.sec.gov. The proxy statement and other documents also may be obtained for free from Genesco by directing such request to Genesco, Office of the Secretary, 1415 Murfreesboro Road, Nashville, Tennessee 37217, telephone (615) 367-7000.
Finish Line may commence a tender offer for shares of Genesco’s employees’ subordinated convertible preferred stock, which are currently not redeemable (the “Employees Preferred Stock”), at $54.50 per share, subject to certain conditions (the “Tender Offer”). The Tender Offer has not been commenced and may not be commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. If the Tender Offer is commenced, the solicitation and the offer to buy shares of the Employee Preferred Stock will be made solely by an offer to purchase and related letter of transmittal to be disseminated to the holders of the Employee Preferred Stock if and when the Tender Offer is the commenced. If the Tender Offer is commenced, holders of the Employee Preferred Stock are advised to read the Offer to Purchase on Schedule TO that Finish Line will file with the Securities and Exchange Commission in the event the Tender Offer is commenced and the solicitation/recommendation of the Board of Directors of Genesco on Schedule 14D-9 that Genesco may file in the event the Tender Offer is commenced, when they are available, because these documents will contain important information. If the Tender Offer is commenced, the Offer to Purchase, the Solicitation/Recommendation Statement and any other relevant documents filed with the SEC will be made available to holders of the Employee Preferred Stock at no expense to them and will also be available without charge at the Securities and Exchange Commission’s website at www.sec.gov.
Participants in the Solicitation
Genesco and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning the interests of Genesco’s participants in the solicitation, which may be different than those of Genesco shareholders generally, is set forth in Genesco’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the merger when it becomes available